FORM 8-K

                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                           CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Act of 1934

  Date of Report (Date of earliest event reported):  April 12, 1995

                  LINCAM PROPERTIES LTD. SERIES 85

    Illinois              2-99673                 36-3377785
(State or other     (Commission File No.)       (IRS Employee
jurisdiction of                               Identification No.)
organization)



      125 S. Wacker Drive, Suite 3100, Chicago, Illinois  60606
       (Address of principal executive office)      (Zip Code)

  Registrant's telephone number, including area code:  312-443-1477

                   BARTON CREEK LANDING APARTMENTS

                            Austin, Texas

Item 2.  Acquisition or Disposition of Assets

      On April 12, 1995, a 60% owned joint venture of Lincam Properties Ltd. Series 85 (the "Partnership") sold Barton Creek Landing Apartments, a 250-unit luxury garden apartment complex located in Austin, Texas. The Property sold includes 18.77 acres of land. The buyer, RREEF Barton Creek, L.P., is not affiliated with the partnership, the affiliate joint venture, or the general Partners of the Partnership, and the purchase price for the property was determined by arm's-length negotiations.

      The apartment complex was completed in 1986 and consists of 27 two-story wood frame buildings with brick and wood exteriors: it contains 71 one-bedroom units and 179 two-bedroom units in a variety of floor plans totalling 220,688 square feet of net rentable area. The apartment complex includes a swimming pool, a clubhouse/leasing office, a lighted tennis court and a sports court and is landscaped with tiered garden areas and spacious greenbelts. All units are well appointed and include such features as marble entries, fireplaces, individual security alarm systems, and energy-saving appliances including frost-free refrigerators with icemakers, automatic dishwashers, disposals, ovens, ranges and microwaves.


      The sales price was $14,871,600 for which the affiliate joint venture received approximately $14,272,000 in cash net of prorations and closing costs. The Partnership received 60% of the net proceeds ($8,563,200), a portion of which was used to repay its $5,000,000 outstanding note payable.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

      (a)        Financial Statements.  Not applicable.

      (b) Pro Forma Financial Information. Inclusion of the pro forma financial information is impracticable at this time. This information will be filed under the cover of "Form 8/A-1" as soon as practicable but not later than sixty (60) days from the date of this report.

      (c)        Exhibits.

                 10.1 Agreement of Purchase and Sale of Barton Creek
                      Landing Apartments properties by LincAm Barton Venture to RREEF Barton Creek, L.P., and First Amendment thereto.





                              SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                      LincAm Properties Ltd. Series 85

                                      By:   LincAm Properties Inc.
                                            Corporate General Partner
                                                 (Registrant)




Date:      April 26, 1995                   By:  JOHN E. ALLEN
           --------------                        ---------------
           (Date)                                (Signature)

                                                 John E. Allen,
                                                 President of Corporate
                                                 General Partner